Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES RAISES GUIDANCE FOR Q2 & full year 2004

San Jose, Calif., June 7, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer and services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced today it is raising its financial guidance for the second quarter and full year 2004.

For the second quarter ending June 30, 2004, Tessera now expects total revenues in the range of $16.6 to $17.0 million. Net income is expected to range between $7.2 and $7.5 million and earnings per diluted share will be approximately $0.16. The company had previously guided for total revenues of $12.8 to $13.2 million, net income of $4.0 to $4.4 million and earnings per diluted share of approximately $0.09.

For the full year 2004, Tessera now expects total revenues of $57.0 to $59.0 million, net income of $21.5 to $22.5 million and earnings per diluted share of $0.46 to $0.48, compared to previous guidance of total revenues of $54.0 to $56.0 million, net income of $19.0 to $21.0 million and earnings per diluted share of $0.41 to $0.46.

Bruce McWilliams, Tessera’s chief executive officer said, “Our revised guidance reflects strong results from our licensing program during this quarter. In addition to these new developments, our core business continues to perform well. Assuming the strong semiconductor market conditions continue, particularly in the consumer and wireless markets, Tessera’s continued execution of our existing business strategy should result in ongoing solid performance.”

“A major factor in our increased guidance is licensing activity that occurred during this quarter, which included payments for past production,” said Doug Norby, Tessera’s chief financial officer. “It is not Tessera’s practice to include estimated revenue from new agreements not yet signed in its quarterly guidance because it is difficult to predict the timing of new agreements. Therefore, the estimated revenue from new agreements was not included in our previous guidance for the second quarter. However, it is Tessera’s practice to include the estimated revenue to be derived from new agreements in its annual guidance. As a result, we already had anticipated a portion of this new revenue in our previous annual guidance, and therefore, we are not increasing our annual guidance to the same extent as our second quarter guidance. The new revenue, especially the payments for past production, is larger and occurred sooner than we had anticipated when we formulated our previous annual guidance.”

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, include more information about factors that could affect the company’s financial results.

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